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                                   EXHIBIT (2)

                      AGREEMENT AND PLAN OF REORGANIZATION
                           AND MERGER FOR FORMATION OF
                            ONE-BANK HOLDING COMPANY


PARTIES:    CITIZENS BANK                                           ("Citizens")

            CITIZENS BANCORP                                         ("Bancorp")

DATE:       October 15, 1996


                                    RECITALS

      A. Citizens is a bank organized and existing under the laws of the State of Oregon with its principal office at 275 South Third Street, Corvallis, Oregon, and with branches in Corvallis, Albany, Veneta, Philomath, and Junction City, Oregon.

      B. Bancorp is a newly formed Oregon corporation organized at the direction of the Board of Directors of Citizens for the purpose of becoming the one-bank holding company of Citizens within the meaning of ORS 715.010(2).

      C. The respective members of the Board of Directors of Citizens and the Board of Directors of Bancorp are identical.

      D. Bancorp intends to form a wholly owned subsidiary, Interim Bank Citizens, Inc. ("IBC"), under ORS 707.025 as a so-called "phantom bank" for the purpose of effecting the plan of reorganization and merger described in this Agreement (the "Agreement").

      E. The Board of Directors of Citizens has concluded that the formation of Bancorp and IBC, and the merger of IBC and Citizens so as to constitute Bancorp as the holding company of Citizens, are in the best interests of the shareholders of Citizens.

      NOW, THEREFORE, THE PARTIES AGREE:

      1.  THE MERGER.

      1.1 Merger of Citizens and IBC. Subject to the terms and conditions of the Agreement and applicable law, on the Effective Date as defined herein Citizens and IBC shall merge (the "Merger"). Following the Merger, Citizens shall be the "resulting bank" as defined in ORS 711.005(5).


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      1.2 Effective Date. The Merger shall become effective (the "Effective
Date") on the date specified in the Certificate of Merger issued by the Director of the Department of Consumer and Business Services, Division of Finance and Corporate Securities, State of Oregon (the "Director") pursuant to ORS 711.030. The Effective Date shall be no earlier than March 1, 1997, and no later than May 31, 1997, except that the Effective Date may be extended beyond May 31, 1997, by a written amendment to the agreement.

      1.3 Effects of the Merger. On the Effective Date, Citizens shall become a wholly owned subsidiary of Bancorp, and the existing shareholders of Citizens shall become shareholders of Bancorp. The Merger shall not implement any change in the places of business, business operations or personnel of Citizens other than as expressly provided in the Agreement.

      1.4 Role of IBC. IBC shall be organized under ORS 707.025 and shall apply for a Charter solely for the purpose of serving as the "phantom bank" in the Merger. IBC shall at no time prior to the Effective Date have any business operations, employees, liabilities or material assets, and shall not survive the Merger.

      1.5 Bank Charter, Articles and Bylaws. The Charter of Citizens in effect prior to the Effective Date shall be the Charter of Citizens on the Effective Date. The Articles of Incorporation and Bylaws of Citizens in effect prior to the Effective Date shall be the Articles of Incorporation and Bylaws of Citizens on the Effective Date.

      1.6 Directors and Officers of Citizens. The Merger shall have no effect on the number, identity or terms of service of the directors and officers of Citizens. All such directors and officers serving immediately prior to the Effective Date shall be the directors and officers of Citizens on the Effective Date, all of whom shall continue in office until their respective successors are duly qualified and elected as provided in the Articles of Incorporation and Bylaws of Citizens.

      1.7 Directors and Officers of Bancorp. The Merger shall have no effect on the number, identity or terms of service of the directors and officers of Bancorp. All such directors and officers serving immediately prior to the Effective Date shall be the directors and officers of Bancorp on the Effective Date, all of whom shall continue in office until their respective successors are duly qualified and elected as provided in the Articles of Incorporation and Bylaws of Bancorp. Approval of the Merger by the shareholders of Citizens shall constitute the election by such shareholders of the directors of Bancorp commencing as of the Effective Date, provided that in the case of staggered terms or otherwise, such election shall not extend any existing term of service of such directors.

      1.8 Issuance of Shares by Subsidiary. Prior to the Effective Date IBC shall issue one (1) share of stock to Bancorp, its parent corporation and sole shareholder. On or after the Effective Date, Citizens as the resulting Bank shall issue shares of common stock to Bancorp, its parent corporation and sole shareholder, and the share of stock of IBC issued prior to the Effective Date shall be surrendered and cancelled. The shares issued to Bancorp by Citizens shall be in an amount sufficient to preserve Citizens' capital structure prior to the Effective Date, including the par value of Citizens' stock, surplus, and undivided profits.


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      1.9  Exchange of Pre-Merger Citizens Shares for Bancorp Shares. On the
Effective Date, stockholders of Citizens will be entitled to receive one (1) share of Bancorp common stock in exchange for one (1) share of Citizens common stock owned by such shareholder. Bancorp or Citizens shall serve as the exchange agent for the purpose of exchanging shares. On or promptly after the Effective Date, Bancorp shall issue sufficient shares to effect the exchange. Bancorp may do so either by issuing certificates or by issuing shares without certificates under ORS 60.164. In either case stockholders of Citizens shall be requested to surrender for cancellation all certificates representing shares of Citizens.

      1.10 Conversion of Pre-Merger Citizens Shares. Each share of common stock of Citizens which is issued and outstanding prior to the Effective Date (except for shares held by dissenters) shall, on the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, cease to exist and shall be cancelled and converted into the right to receive one share of common stock of Bancorp.

      1.11 Dissenters. Any stockholders of Citizens who have exercised and perfected their rights as dissenters pursuant to ORS 711.042 and 711.045 shall be entitled to receive, in exchange for their shares, the amount determined in accordance with ORS 711.045(2)-(6).

      1.12 Post-Merger Transfers. After the Effective Date, there shall be no transfers on the stock transfer books of Citizens of the shares which were outstanding immediately prior to the Effective Date. If, after the Effective Date, certificates representing Citizens shares are presented to Citizens, they shall be cancelled and exchanged for shares of Bancorp. Citizens shall hold any unissued stock in accordance with the Agreement and applicable law.

      1.13 Citizens Stockholders' Meeting. The Board of Directors of Citizens shall, in accordance with its Articles of Incorporation, Bylaws and applicable law:

           1.13.1 Present the Agreement and Merger at the 1997 annual meeting (the "Annual Meeting") of Citizens stockholders for the purpose of allowing the stockholders to consider and vote upon the Merger;

           1.13.2 Include in the proxy statement for the Annual Meeting (the "Proxy Statement") a statement that the Board of Directors of Citizens recommend that stockholders vote in favor of the Merger; and

           1.13.3 Use its best efforts to obtain the requisite approval the Merger by the stockholders.


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      2.  CLOSING.

      2.1 Closing Date. Subject to the satisfaction or waiver of all conditions set forth in Section 5, the closing of the Merger (the "Closing") shall occur on a date not later than thirty (30) business days after the Merger has been approved by all applicable regulatory authorities and all required waiting periods have elapsed.

      2.2 Actions to Take Place at Closing. At the Closing, Citizens and Bancorp shall execute and deliver the closing certificates of executive officers and other documents required of each of them under the Agreement.

      3.  REPRESENTATIONS, WARRANTIES AND COVENANTS.

      3.1 Limitation of Representations and Warranties. The parties acknowledge and agree that the Merger does not constitute a negotiated, arms-length transaction between two independent entities, but rather is an organizational device permitted by statue and by state and federal regulations to effect the formation of a one-bank holding company. For this reason, warranties and representations that would otherwise be appropriate or necessary between independent entities are neither appropriate nor necessary in this instance. Notwithstanding the foregoing, Bancorp warrants and represents, for itself and for its subsidiary IBC, that neither of them will, at any time prior to the Effective Date, and other than as may be necessary to consummate the Merger or as otherwise expressly provided herein:

          3.1.1 Open any branch or other offices, operate any business, incur any material liabilities, enter into any transactions, (including transactions with insiders or affiliates), or hire any employees, except that the directors of Bancorp may appoint officers to serve without compensation prior to the Effective Date;

          3.1.2 Fail to perform or do any act or thing necessary to effect the Merger;

          3.1.3 Fail to comply with any applicable law or regulation pertaining to or necessary to effect the Merger;

          3.1.4 Cause the election or appointment of directors or officers of, or cause the hiring of employees of, IBC;

          3.1.5 Issue any shares of stock;

          3.1.6 Do any other act or thing which would constitute an impediment to the Merger, or which, on the Effective Date, would cause or give rise to a material change in or to the liabilities or business operations of Citizens.


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      3.2 Organization. Each duty is duly organized, validly existing and in good standing under the laws of the state of Oregon, and has all requisite corporate power and authority to own and operate its properties and assets, to lease the leased properties used in its business, and to carry on its business as now conducted. Each owns or possesses all franchises, licenses, permits, branch certificates, consents, approvals, waivers and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as not conducted, non of which will lapse or be adversely affected by reason of the consummation of the transactions contemplated by the Agreement. Each is duly qualified and licensed to do business and is in good standing in every jurisdiction in which such qualification or license is required or with respect to which the failure to be so qualified or licensed could result in liability or adversely affect the business or operations of either party in any material respect.

      3.3 Execution and Performance of Agreement. Each party has all requisite corporate power and authority to execute and deliver the Agreement and to consummate the transactions contemplated by the Agreement. The execution and delivery of the Agreement, compliance with its terms and the consummation of the transactions contemplated by the Agreement have been duly and validly authorized by each Board of Director, and no other corporate proceedings are necessary to authorize the Agreement or to consummate the transactions contemplated other than stockholder approval of the Merger.

      3.4 Binding Obligation. This Agreement has been duly and validly executed and delivered by the parties and constitutes the valid, legal and binding agreement of each, enforceable against each of them in accordance with its terms.

      3.5 No Violations. Neither the execution and delivery of the Agreement nor the consummation of the transactions contemplated hereby, nor compliance by the parties with any of the provisions hereof will (I) conflict with or result in any breach of any provision of their respective Articles of Incorporation or Bylaws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, agreement or other instrument or obligation of either party or by which either party or any of their properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statue, rule, or regulation applicable to either party, or any of their properties or assets.

      3.6 Regulatory Applications and Approvals. Citizens and Bancorp shall, as soon as reasonably practicable after the date of the Agreement, prepare and file with the Federal Deposit Insurance Corporation (the "FDIC"), the Federal Reserve Board ("FRB"), the Director or any other governmental agency that may have or assert jurisdiction over the transaction or the actions contemplated herein, appropriate applications for approval to effect the Merger, and such other documents, instruments, and notices as may be necessary or desirable to assist in the securing of approval of the applicable governmental agencies.


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      3.7 Capital Structure of Citizens. The authorized capital stock of
Citizens consists of 5,000,000 shares of common stock, par value of $5.00 per share (the "Shares"), of which 899,198 Shares were issued and outstanding as of June 30, 1996. All issued and outstanding Shares have been duly authorized and validly issued in compliance with applicable law including, without limitation, federal and state securities laws. All issued and outstanding shares are fully paid and nonassessable. None of the Shares has been issued in violation of the preemptive rights of any stockholder.

      3.8 Capital Structure of Bancorp. The authorized capital stock of Bancorp consists of 5,000,000 shares of common stock, no par value. No shares of Bancorp stock have been or shall be issued prior to the Effective Date.

      3.9 Further Assurances. Each party shall use its best efforts to promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Agreement.

      4.  EMPLOYEES.

      4.1 Employees. The employees of Bancorp, if any, and of Citizens who are employed immediately prior to the Effective Date shall be the employees of Bancorp and of Citizens on the Effective Date, all of whom shall continue such employment on the same terms and conditions as existed prior to the Effective Date. The Merger shall effect no modifications to the terms of any employment agreements to which Citizens is a party existing prior to the Effective Date.

      4.2 Employee Benefit Plans. The Merger shall effect no modifications to the terms of any employee benefit, profit sharing or retirement plans of Citizens or Bancorp existing prior to the Effective Date.

      5.  CONDITIONS PRESENT

      5.1 Conditions Precedent to Parties' Obligations. The obligation of the parties to effect the Merger contemplated by the Agreement shall be subject to the satisfaction or waiver of each of the following conditions on or before the Effective Date:

          5.1.1 Stockholder Approval. The Agreement and the Merger shall have been duly and validly authorized, approved and adopted at the Annual Meeting, duly and properly called for such purpose, by the holders of not less than two-thirds of the then outstanding shares of stock of Citizens which are entitled to vote on the Merger. The notice for the Annual Meeting shall be accompanied by the Proxy Statement in form and substance satisfactory to Citizens and its counsel. The parties' obligation to proceed with the Merger is conditioned upon not more than six percent (6%) of all shares of Citizens entitled to vote on the Merger exercising and perfecting their dissenters' rights of appraisal under applicable Oregon law. If more than six percent (6%) of all shares entitled to vote on the Merger exercise and perfecting their rights as dissenters, either party may terminate the Agreement.


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          5.1.2 Regulatory Approvals and Consents. Orders, consents, and approvals, in form and substance satisfactory to the parties, shall have been entered by the FRB, the FDIC, the Director, and such other regulatory authorities having jurisdiction over the parties and the transactions contemplated hereby, granting the authority necessary for the consummation of the transaction contemplated by the Agreement; all other requirements prescribed by law or by the rules and regulations of any other regulatory authority have jurisdiction over such transactions shall have been satisfied; and the parties shall have received evidence satisfactory to them of the satisfaction of the foregoing conditions. No order or approval shall contain any term, provision, or condition that either party deems materially burdensome.

          5.1.3 No Litigation. The absence of any material suit, action or proceeding (made or threatened) against Bancorp or Citizens or any of their directors or officers seeking to challenge, restrain, enjoin or otherwise affect the Agreement or the transactions contemplated by the Agreement; seeking to restrict the rights of the parties or the operation of the business of Bancorp or Citizens after the consummation of the Agreement; or seeking to subject the parties hereto or any of their officers or directors to any liability, fine, forfeiture, or penalty on the grounds that the parties hereto or their directors of officers have violated or will violate their fiduciary duties or will violate any applicable laws or regulations in connection with the transactions contemplated by the Agreement.

      6.  TERMINATION AND AMENDMENT.

      6.1 Termination. Prior to the Effective Date, the Agreement may be terminated and the Merger abandoned at any time notwithstanding approval by the stockholders of Citizens or by any of the applicable regulatory authorities:

          6.1.1 Through written consent of the Board of Directors of Bancorp and Citizens;

          6.1.2 By the parties if the Effective Date shall not have occurred on or before May 31, 1997, unless the Boards of Directors of Bancorp and Citizens have agreed to extend the time in which the Merger may be consummated;

          6.1.3 By the parties if any court of competent jurisdiction or any governmental agency has issued an order, decree, or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

          6.1.4 By the parties if the conditions set forth in Section 5 have not been complied with or performed in any material respect and such noncompliance or nonperformance has not been cured or eliminated (or by its nature cannot be cured or eliminated) by Citizens or Bancorp on or before the Effective Date;


          6.1.5 Upon the final disapproval of any of the FRB, the FDIC, the Director, or any other regulatory authority whose approval is required, in whole or in part, of the transactions contemplated by the Agreement.


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      6.2 Amendment. The Agreement may not be amended except by a subsequent written agreement signed by all parties hereto.

      6.3 Regulation Y, Section 225.15 Compliance. In order to assure compliance with the notice and approval procedures of the FRB set forth in Section 225.15 of Regulation Y, the parties agree that the Merger will terminate unless, following the vote on the Merger by Citizens' shareholders at the Annual Meeting, (I) the shareholders of Citizens who control at least 80 percent (80%) of the shares of Bancorp in substantially the same proportion, except for changes in shareholders' interests resulting form the exercise of dissenters' rights, and (ii) no shareholders acting in concert would, after the Effective Date, own or control 10 percent (10%) or more of any class of voting shares of Bancorp, where such ownership or control is not authorized under federal law.

      7.  MISCELLANEOUS.

      7.1 Governing Law. Each and every portion of the Agreement is contractual and not a mere recital, and all recitals shall be deemed incorporated into the Agreement. The Agreement shall be governed by and interpreted according to Oregon law and any applicable federal law.

      7.2 Integration. The Agreement contains the entire understanding and agreement of the parties with respect to the parties' relationship, and all prior negotiations, discussions or understandings, oral or written, are hereby integrated herein. No prior negotiations, discussions or agreements not contained herein or in such documents shall be binding or enforceable against the parties.

      7.3 Counterparts. The Agreement may be signed in several counterparts. The signature of one party on any counterpart shall bind such party just as if all parties had signed that counterpart. Each counterpart shall be considered an original. All counterparts of the Agreement shall together constitute one original document.

      7.4 Expenses. All expenses of the Merger, including without limitation attorneys' fees, accounting fees, application fees, publication costs, and printing and mailing costs, shall be paid by Bancorp. In accordance with Section 23A of the Federal Reserve Act, no such expenses shall be paid by Citizens.

CITIZENS BANK                             CITIZENS BANCORP


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Board Chairman                            Board Chairman


----------------------------              -----------------------------
Chief Executive Officer                   Chief Executive Officer


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